Exhibit 2.2
BACK-UP ASSET PURCHASE AGREEMENT
          This Back-Up Asset Purchase Agreement (the “Agreement”) is entered into as of August 14, 2009, by and between Sonoran Energy, Inc. (“Seller”) and Barrow Shaver Resources Company (“Back-Up Buyer”).
Recitals
          WHEREAS, Seller desires to sell and Back-Up Buyer desires to buy substantially all of the business related assets of Seller related to West Texas as hereinafter described;
          WHEREAS, Seller is a debtor-in-possession in a case under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) pending in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) as Case No. 09-33852 (HDH) (the “Bankruptcy Case”);
          WHEREAS, Seller conducted an auction at which the Back-Up Buyer submitted the second highest bid; and
          WHEREAS, at the auction, Back-Up Buyer’s offer was accepted as a back-up bid if the highest and best bid does not timely close.
          NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties have agreed as follows:
Agreement
ARTICLE I
PURCHASE AND SALE OF ASSETS
     1.1 Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:
     “Agreement” has the meaning set forth in the opening paragraph of this document.
     “Assets” shall mean, collectively, all of the assets of the Seller within Lot 1 (West Texas), including, without limitation, oil and gas rights, lands associated therewith, wells, facilities, hydrocarbons produced therefrom, equipment, Receivables, Assumed Contracts and Leases, trade secrets and other Intellectual Property and other assets used in the Business, but shall not include the Excluded Assets.
     “Assumed Contracts and Leases” means the executory contracts and unexpired leases set forth in Schedule 1.1(a) hereto as the same may be modified through closing.

     “Back-Up Buyer” has the meaning set forth in the opening paragraph of this Agreement.
     “Bankruptcy Case” has the meaning set forth in the recitals of this Agreement.
     “Bankruptcy Code” has the meaning set forth in the recitals of this Agreement.
     “Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.
     “Business” shall mean the business of oil and gas production as currently engaged in by the Seller.
     “Business Day” shall mean a date on which major banks are open for business in the City of Dallas, Texas.
     “Closing” shall mean the closing of the transactions contemplated herein.
     “Closing Date” shall mean the date on which the Closing occurs.
     “Excluded Assets” shall mean (i) all causes of action, other than Receivables, product warranty claims, claims to enforce the Assumed Contracts or Leases or claims that third parties have infringed or are infringing any of the Intellectual Property, (ii) cash and cash equivalents, (iii) tax refunds, (iv) rights to the purchase price and other rights of the Seller under this Agreement and (v) all assets not related to Lot 1 (West Texas).
     “Intellectual Property” shall mean all intellectual property owned by the Seller, including, without limitation, trade names, trade secrets and trademarks, which are useful in operating the Business, including, without limitation, those set forth on Schedule 1.1(b) hereto.
     “Receivables” shall mean accounts receivable from customers of Seller or otherwise arising in the ordinary course of the Business.
     “Sale Order” shall mean an order of the Bankruptcy Court approving the transactions contemplated in this Agreement.
     “Seller” has the meaning set forth in the opening paragraph of this Agreement.
     1.2 Purchase; Purchase Price and Earnest Money.
          (a) Purchase. Subject to final approval of this transaction by the Bankruptcy Court and upon the terms and subject to the conditions contained in this Agreement and solely in the event that the highest bidder does not timely close, Seller shall sell, assign, and deliver to Back-Up Buyer, free and clear of all claims, interests, liens and encumbrances and Back-Up Buyer shall purchase and accept, all right, title and interest of the Seller in and to any of the Assets.

          (b) Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, Back-Up Buyer shall pay to Seller the aggregate amount (the “Purchase Price”) of: Three Hundred and Five Thousand dollars ($305,000.00) in cash by wire transfer in immediately available funds, plus the assumption of certain Assumed Liabilities set forth below as additional purchase price.
          (c) Assumed Liabilities: Back-Up Buyer shall assume (i) all cure costs associated with the Assumed Contracts, (ii) unpaid post-petition business related payables (other than professional fees and US Trustee quarterly fees) and (iii) accrued vacation and sick days for independent contractors of the Seller who the Back-Up Buyer may elect to hire (“Assumed Liabilities”).
          (d Earnest Money. Back-Up Buyer has delivered to the Seller to hold in a separate account (the “Escrow Agent”), a deposit in the amount of $25,000. The Escrow Agent shall hold said deposit in an interest-bearing escrow account pursuant to the terms of the Escrow Agreement. Such deposit shall be non-refundable in all events, excepting only if the transaction with Back-Up Buyer does not close due to (i) Seller closing a transaction with the highest bidder, (ii) Seller accepting the bid of a rival bidder at a time when Back-Up Buyer is not in breach of this Agreement or (iii) Seller materially breaching its obligations hereunder.
     1.3 No Assumption of Any Liabilities. It is understood and agreed that Back-Up Buyer shall not assume or become liable directly, indirectly, contingently or otherwise for the payment of any debts, liabilities, losses, accounts payable, bank indebtedness, mortgages, or other obligations of Seller of any nature whatsoever, whether related to the Assets or otherwise and such other liabilities, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, except as expressly set forth herein. Back-Up Buyer shall not have any successor liability related to Seller or the Assets to the maximum extent permitted by law.
     1.4 Closing. Subject to the satisfaction or waiver of the conditions set forth herein, including the failure of the highest bidder to timely close, the consummation of the purchase and sale of the Assets which has been approved by the Bankruptcy Court shall take place on September 15, 2009 in the Dallas office of Sonnenschein Nath & Rosenthal, LLP, 2000 McKinney Avenue, Suite 1900, Dallas, Texas 75201 (or on such other date at such other time and place as the parties shall agree in writing).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Back-Up Buyer as follows:
     2.1 Organization, Standing and Power. Seller is a corporation organized, validly existing and in good standing under the laws of the State of Washington and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on Seller.
     2.2 Brokers. No broker, investment banker or other person engaged by Seller is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
     2.3 No Conflict. The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not (i) conflict with or result in a breach of the terms, conditions or provisions of any order of any court or other agency of government, the charter or bylaws of Seller, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever on any of the Assets.
     2.4 Title. To the actual knowledge of the Chief Restructuring Officer, Seller holds title to all of the Assets material to the Business and has not received any material claims of infringement against Seller related to the Intellectual Property.
     2.5 Property Obligations. To the actual knowledge of the Chief Restructuring Officer, all rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to oil and gas leases due through the Closing Date have been properly paid.
     2.6 Due Notice. Seller has served notice of the hearing in the Bankruptcy Court on this sale transaction on all creditors who are listed in Seller’s creditor matrix or who have filed proofs of claim in the Bankruptcy Case as of the date of service.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BACK-UP BUYER
     Back-Up Buyer represents and warrants to Seller as follows:
     3.1 Organization, Standing and Power. Back-Up Buyer is a partnership organized, valid existing and in good standing under the laws of the State of Texas and has the requisite power and authority to carry on business as now being conducted and to effect the transactions contemplated hereunder.

     3.2 Authority. Back-Up Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Back-Up Buyer and the consummation by Back-Up Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Back-Up Buyer. This Agreement has been duly and validly executed and delivered by Back-Up Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) this Agreement constitutes the legal, valid and binding obligation of Back-Up Buyer and is enforceable against Back-Up Buyer in accordance with its terms.
     3.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement by Back-Up Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Back-Up Buyer or any of its subsidiaries under, any provision of (i) the charter or organizational document or bylaws of Back-Up Buyer or its affiliates, (ii) any provision of the comparable charter or organizational documents of any of Back-Up Buyer or its affiliates, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Back-Up Buyer or any of its affiliates or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Back-Up Buyer or any of his affiliates or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not prevent the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. No filing or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to Back-Up Buyer or any of its affiliates in connection with the execution and delivery of this Agreement by Back-Up Buyer or is necessary for the consummation of the transactions contemplated by this Agreement.
     3.4 Actions and Proceedings. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of Back-Up Buyer, threatened against or affecting Back-Up Buyer or any of its affiliates or any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or which could have the effect of delaying or prohibiting the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, “Knowledge of Back-Up Buyer,” means the actual knowledge of Scott Shaver and Larry Tschirhart after due inquiry.
     3.5 Brokers. No broker, investment banker or other person engaged by Back-Up Buyer is entitled to any broker’s, finder’s or other similar fee or commission payable by the Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Back-Up Buyer.

     3.6 Financials. The financial statements of Back-Up Buyer provided to Seller fairly represent the financial position of Back-Up Buyer as of the date therefore and there has been no material adverse change in the Back-Up Buyer since the date of such financials.
ARTICLE IV
COVENANTS OF SELLER
     4.1 Pre-Closing Covenants of Seller. Seller covenants to Back-Up Buyer that pending completion of the sale of Assets contemplated hereby and as of the Closing Date:
          (a) Each representation and warranty set forth in Article II hereof shall be true and correct in all material respects.
          (b) Seller will maintain itself at all times up to and including the Closing Date as a duly licensed corporation in good standing under the laws of its state of incorporation.
          (c) Seller will not mortgage, pledge or allow any lien to be placed upon any of the Assets, except those in existence on the June 19, 2009 and those authorized upon order of the Bankruptcy Court with due advance notice to Back-Up Buyer. Any sale shall be free and clear of any and all such liens.
          (d) Seller will operate the Business in a manner reasonably consistent with the post-petition practices in place and will not sell any material Assets to be conveyed hereunder.
ARTICLE V
COVENANTS OF BACK-UP BUYER AND SELLER
     5.1 Approvals of Third Parties; Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation: (i) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, authorizations and exemptions from all governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including Seller’s lenders; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any governmental entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.
          (b) Seller will use its reasonable best efforts to cause or obtain the satisfaction of the conditions applicable to Seller specified in Sections 6.1 and 6.3 below. Back-Up Buyer will use its reasonable best efforts to cause or obtain the satisfaction of the conditions applicable to Back-Up Buyer specified in Sections 6.1 and 6.2 below.
     5.2 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
     6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:
          (a) No Order Preventing Transactions. No court or other governmental entity having jurisdiction over Seller or Back-Up Buyer, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal.
          (b) Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order, which Sale Order shall not have been reversed or subject to any stay. The Sale Order shall be in form and substance acceptable to Back-Up Buyer in its reasonable discretion.
          (c) Highest Bidder does not Close. The Highest Bidder for the Assets does not timely close a transaction for the Assets.
     6.2 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the condition that Back-Up Buyer shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, including payment of the Purchase Price, and each of the representations and warranties of Back-Up Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

     6.3 Conditions to Obligations of Back-Up Buyer. The obligations of Back-Up Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:
          (a) Performance of Obligations; Representations and Warranties. Seller shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.
          (b) Transfer and Assumption Documents. Seller shall convey title to Back-Up Buyer by executing documents in form and substance reasonably acceptable to Back-Up Buyer.
          (c) Other Closing Documents. Seller shall deliver lien releases from the liens filed by Standard Bank as Collateral Agent on the Assets and such other documents as Back-Up Buyer may reasonably request at Closing.
ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER
     7.1 Termination. This Agreement may be terminated in writing at any time prior to the Closing Date:
          (a) By Back-Up Buyer, (i) if the Closing does not occur by September 15, 2009 and /or (ii) no Sale Order has been entered by August 26, 2009;
          (b) By Back-Up Buyer, if there is any defect to title that diminishes the value of the Assets in excess of $30,000. Back-Up Buyer will notify Seller of any such title defect which exceeds the threshold amount stated above, and Seller will cure any such title defect(s) prior to the Closing Date. If defects are not cured to Back-Up Buyer’s reasonable satisfaction by the Closing Date then this Agreement will be voided by Back-Up Buyer.
          (c) By Back-Up Buyer, if after conducting a Phase 1 environmental test on the Assets within Lot 1 (West Texas), there is discovered any environmental defect that diminish the value of the Assets in excess of $30,000. Back-Up Buyer will notify Seller of any such environmental defect which exceeds the threshold amount stated above, and Seller will cure any such environmental defect(s) prior to the Closing Date. If defects are not cured to Back-Up Buyer’s reasonable satisfaction by the Closing Date then this Agreement will be voided by Back-Up Buyer.
          (d) By Seller, (i) no Sale Order has been entered by August 26, 2009; other than due to Seller’s breach of this Agreement; or

          (e) By Back-Up Buyer or Seller if, before the Closing Date, the other party is in material breach of any representations, warranty, covenant or agreement contained herein and has not cured the same.
     7.2 Liability if Agreement Terminated. Termination of this Agreement shall not relieve any party of any liability for breaches of this Agreement prior to the date of termination.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement or in any schedule, exhibit or instrument delivered pursuant to this Agreement by Seller shall terminate upon Closing.
     8.2 Expenses. Each party shall pay its own expenses incident to this Agreement and the transactions hereby contemplated. In the event of any litigation between the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the other party its court costs and reasonable attorneys’ fees at the trial and all appellate levels.
     8.3 Notices. Any notice, communication, request, reply or advice hereunder (a “Notice”) must be in writing and shall be delivered by email with a copy by reputable overnight commercial courier service or hand delivery. Notice so given shall be effective when delivered on a Business Day before 5 p.m. Refusal of delivery shall be deemed to be receipt. Notice given in any other manner shall be effective when received by the party to whom it is given. For purposes of Notice, the addresses of the parties shall be as follows:

If to Seller:	Sonoran Energy, Inc.
Attn: Michael L. Kayman, Chief Restructuring Officer
PO Box 1130
Libertyville, IL 60048
Facsimile: (312) 896-9470
Email: mkayman@realizationadvisors.com

With a copy to

Robert E. Richards
Sonnenschein Nath & Rosenthal LLP
233 South Wacker Drive
Suite 7800
Chicago, Illinois 60606
Email: rrichards@sonnenschein.com

If to Back-Up Buyer:

Barrow Shaver Resources Company
Attn.: Scott Shaver
100 E. Ferguson St., Suite 404
Tyler, Texas 75702
Fax: (903) 593-1692
Email: sos-bsr@tyler.net
     8.4 Section and Other Headings. Section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.5 Exhibits. Each exhibit attached hereto shall be deemed to be a part of this Agreement to the same extent as if set forth verbatim in the body of this Agreement.
     8.6 Enforcement. The laws of the State of Texas shall govern the interpretation, validity, performance and enforcement of this Agreement. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby. So long as the Bankruptcy Case remains open, the parties may enforce this Agreement in the Bankruptcy Court and consent to the Bankruptcy Court’s jurisdiction with respect to all such matters.
     8.7 Parties; No Third Party Beneficiaries. This Agreement shall be binding upon and enforceable against, and shall inure solely to the benefit of, the parties hereto and their respective successors and assigns. Nothing herein shall confer any rights or remedies to any person or entity which is not a party hereto.
     8.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
     8.9 Facsimile Signature. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.
     8.10 Further Assurances. Seller will execute such further documentation or take such further actions as Back-Up Buyer may reasonably request to effectuate the transfer of the Assets and implement this Agreement.
     8.11 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATED IN ANY WAY TO BACK-UP BUYER’S BID OR THIS AGREEMENT.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

BACK-UP BUYER BARROW SHAVER RESOURCES COMPANY
By:	/s/ Illegible
Name:
Title:

SELLER SONORAN ENERGY, INC.
By:	/s/ Michael Kayman
	Name:	Michael Kayman
	Title:	Chief Restructuring Officer